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                                                                   EXHIBIT 10.29
                                  CONFIDENTIAL

***PORTIONS OF THE EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED. THE COMPLETE EXHIBIT, INCLUDING THE PORTIONS FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED, HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                             COLLABORATION AGREEMENT

               THIS AGREEMENT is made May 14, 1999, ("Effective Date") by and between Xgene Corporation having a principal place of business at 863A Mitten Road, Burlingame, California 94010 (hereinafter "Xgene") and Genencor International, Inc., a Delaware company having a principal place of business at 4 Cambridge Place, 1870 South Winton Road, Rochester, New York 14618 (hereinafter "GCI") (collectively the "Parties").

               WHEREAS, GCI has developed expertise, knowledge and experience related to, among others, specialty biochemicals for use in personal care and skin therapies, including their production, purification, manufacture and application;

               WHEREAS, Xgene has developed expertise, knowledge and experience related to the development of artificial skin and assays related thereto;

               WHEREAS, the Parties have entered into discussions related to the development of artificial skin assays by Xgene for use by GCI in developing products for personal care and skin therapy treatments, including products having low allergenicity;

               NOW THEREFORE, the Parties agree as follows:

                                       I.
                                   DEFINITIONS

        1.1 The "Research" shall mean the work performed under this Agreement by one or more of the Parties as essentially detailed in Appendix A.

        1.2 "Background Technology" shall mean any technology, data, results, biological materials, processes, reports, or other information owned or controlled by either Party as of the Effective Date.

        1.3 "Background Patent Rights" shall mean any patent or patent application, foreign and domestic, including any and all divisions, continuations, continuations-in-part, reissues, re-examination applications, extensions, supplementary protection certificates, certificates of addition, inventor's certificates, including international counterparts thereof owned and/or controlled as of the Effective Date by either Party.

        1.4 "Inventions" shall mean any technology, data, discoveries, results, biological materials, processes, reports, or other information, whether patentable or not, which result

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directly and substantially from the Research as described in Appendix A during the Term of this Agreement.

        1.5 "Term" shall be 12 months or the achievement of Milestone 2, whichever occurs earlier. In the event that an Elected Assay is incorporated into the Research, the Term shall be extended for a mutually agreed upon time period to allow for completion of the development of the Elected Assay.

        1.6 "Xgene Core Business" shall mean the development and use of human skin reconstituted by cell-sorted skin equivalent methodology, both in vitro and in vivo, for any purpose.

                                       II.
                          RESEARCH PROGRAM AND PAYMENT

        2.1 Xgene shall commence performance of the Research promptly upon the Effective Date and shall proceed as provided for in Appendix A. Xgene agrees to commit reasonable facilities and resources to its allocated employees as is reasonably necessary to carry out the Research. The Research may be redirected in accordance with modifications and extensions only to the extent that Xgene and GCI mutually agree upon in writing.

        2.2 Payment for the Research shall be as follows:

               (a) GCI shall pay to Xgene *** within 30 days of the Effective Date.

               (b) If, within 9 months of the Effective Date, Xgene has developed an *** assay useful for the development and testing of products having activity against human papilloma virus (Milestone 1), GCI shall pay to Xgene ***. Payment under this subsection shall be contingent upon receipt by GCI of a written report from Xgene conclusively showing that Milestone 1 has been met and GCI's agreement that the conclusions made in such written report are reasonable in light of the results of the Research. Payment under this subsection shall be due within 30 days of such agreement by GCI.

               (c) If, within 12 months of the Effective Date, Xgene has developed an *** assay useful for the development and testing of products having activity against human papilloma virus (Milestone 2), GCI shall pay to Xgene ***. Payment under this subsection shall be contingent upon receipt by GCI of a written final report from Xgene conclusively showing that Milestone 2 has been met and GCI's agreement that the conclusions made in such written report are reasonable in light of the results of the Research. Payment under this subsection shall be due within 30 days of such agreement by GCI.

        2.3 Xgene agrees that it will not perform research and/or development or enter into any commercial agreement with any third party during the Term of this Agreement which relates to the subject matter of (i) the Research or (ii) any Elected Assay under Article 3.2(b) hereto without GCI's written consent; provided that Xgene may perform research and/or development or enter into a commercial agreement with any third party which relates to *** and the effect of *** properties of skin.

                                       2
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        2.4 Xgene agrees to perform its tasks under this agreement in accordance with standard and accepted scientific standards for such research. Xgene agrees to submit monthly reports, in electronic and paper copy, detailing progress relating to their responsibilities pursuant to the Research and any pertinent findings, results, conclusions or other information resulting from the Research to GCI. Xgene shall provide to GCI a final report summarizing the research performed and providing conclusions and description of the developed assays which derive from the Research within sixty (60) days of the achievement of Milestone 2 or completion of an Elected Assay.

        2.5 Should technology, market, regulatory or other considerations suggest to either Party that continued investment of time, resources or money towards the Research may be unsuitable or undesirable, the Parties may elect to hold discussions toward a mutually acceptable resolution, including alternative target proteins, the transfer or modification between the Parties of rights to commercialize products, or termination of the Agreement, as appropriate.

                                      III.
                     ELECTION OF ADDITIONAL RESEARCH ASSAYS

        3.1 GCI shall have the right, at any time during the Term and for a period of three (3) months thereafter, to request that Xgene initiate the development of additional assays pursuant to this Agreement (Elected Assays). Elected Assays may relate to the development and testing of products for use as personal care or therapeutic treatments for normal skin types, aging skin types, or specific clinical skin related conditions, as will be mutually agreed upon between the parties.

        3.2 Identification of Elected Assays

               GCI may request that an Elected Assay be incorporated within the Research by providing a written request to Xgene to develop the Elected Assay. Elected Assays shall be incorporated into the Research pursuant to either of the following:

               (a) Election by Mutual Agreement

               The Parties may mutually agree to the development of an Elected Assay. In such case, subsequent to Xgene's receipt of the written request from GCI, the Parties shall meet and discuss the specifics of the proposed Elected Assay and come to mutual agreement regarding the identification of the assay, an appropriate time line, a description of the condition or therapy upon which the Elected Assay is to be based and a specific set of deliverables which are expected to result from the research concerning the Elected Assay. Xgene shall provide written acknowledgment to GCI of its agreement or refusal to perform the research related to developing the Elected Assay within 30 days of GCI's request.

               (b) GCI Elected Assays

               GCI may elect, within its sole discretion, to incorporate any of the following as within the Research, which election is hereby agreed to by
Xgene:

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               (i) The development of an assay related to ***;

               (ii) The development of an assay related to ***;

               (iii) The development of an assay for ***.

               An election under this subsection 3.2(b) shall be considered effective as of the date the written request from GCI is received by Xgene, who shall then be considered to have agreed to develop the Elected Assay.

        3.3 As consideration for each Elected Assay to be developed, GCI shall make payment to Xgene as follows:

               (a) *** within *** of the date that Xgene agrees in writing to develop the Elected Assay under Section 3.2(a) or of GCI's election under
Section 3.2(b);

               (b) *** upon completion of the Elected Assay, provided that, payment under this subsection shall be contingent upon receipt by GCI of a written final report from Xgene conclusively showing that the Elected Assay has been successfully completed and GCI's agreement that the conclusions made in such written report are reasonable in light of the results of the Research. Payment under this subsection shall be due within *** of such agreement by GCI.

        3.4 Notwithstanding Section 2.2, to the extent that GCI has not elected an Elected Assay provided in Section 3.2(b), Xgene may consider offers from third parties to participate in a development agreement related to such Elected Assay. In the event that Xgene has received a written letter of intent from a third party that provides for Xgene to develop an assay which includes such GCI Elected Assay, Xgene shall provide to GCI written notice of such third party offer explaining the assay to be developed and providing sufficient detail for GCI to consider its interest in developing such assay (Election Notification Letter). Within sixty (60) days of its receipt of the Notification Letter, GCI shall exercise its option to incorporate the specific Elected Assay into the Research. Failure of GCI to exercise its option within the relevant time frame shall be considered as GCI's consent for Xgene to develop the assay provided in its letter to GCI with such third party.

                                       IV.
                          INTELLECTUAL PROPERTY RIGHTS

        4.1 To the extent that either Party owns or controls Background Technology or Background Patent Rights, such Background Technology and Background Patent Rights shall remain the sole property of that Party to exploit in any manner it chooses at its sole discretion, except to the extent specifically provided for herein.

        4.2 Ownership of Intellectual Property from the Research

               (a) Xgene shall own any Inventions produced during the Research which relate to the Xgene Core Business or otherwise to assays using artificial skin for the development of skin treatment compositions and to file patent applications based thereon and prosecute same.

               (b) GCI shall own all Inventions related to therapies or personal care treatments relevant to human papilloma virus or the condition to be reproduced by an Elected Assay.

               (c) All Inventions not falling under subsections (a) or (b) shall be owned by the inventor thereof.

        4.3 Xgene agrees to promptly advise GCI in writing of any Invention(s) made pursuant to this Agreement, but in any event no later than 30 days after the submission of an invention disclosure to its legal department or counsel.

        4.4 Preparation, filing, prosecution, maintenance and taking such other actions as are reasonably necessary or appropriate with respect to the development of Invention(s) as well as the costs thereof shall be undertaken by the Party owning the Invention(s) pertaining to such filed patents and/or patent applications. Xgene shall provide GCI with a copy of any patent application which relates to the Research, at least 20 days prior to filing the first of such applications in any jurisdiction, for review and comment by GCI.

        4.5 Xgene represents and warrants to the best of its knowledge that with respect to its Background Patent Rights that Xgene has title or right to its Background Patent Rights and Background Technology, and that the grant of any license or right to GCI contemplated in this Agreement under such rights does not require the consent of a third party and is not encumbered by any agreement, assignment or other encumbrance that it inconsistent with the provisions of this Agreement.

                                       V.
                                    LICENSES

        5.1 Xgene grants to GCI a non-exclusive, royalty-free, world wide license to use any assays or artificial skin which are conceived pursuant to this Agreement for any purpose. Xgene further grants to GCI a non-exclusive, royalty free, world wide license under any Inventions owned by Xgene pursuant to this Agreement to make, sell, use, have made, have sold, import, export or offer for sale therapeutic and/or non-therapeutic product(s) for any application. GCI shall have the right to sublicense under the licenses granted in this Section
5.1 for the purpose of developing, testing or confirming properties of experimental and/or commercial products produced by GCI, to the extent Xgene may legally confer such sublicensing rights.

        5.2 Xgene shall pay to GCI a royalty based on Xgene's or its sublicensee's commercialization of Xgene's Inventions. The royalty shall be at least *** of the Net Revenue received by Xgene for such commercialization, provided that, Net Revenue shall be defined

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

subject to mutual agreement of the Parties. In lieu of a royalty, the Parties may agree to *** or such other arrangement as may be mutually agreed upon between the Parties.

        5.3 With respect to any assay or other means of testing products relevant to human papilloma virus or to the condition to be reproduced by an Elected Assay which results from this Agreement, GCI shall have exclusive rights to use such assay for the development of therapeutic or non-therapeutic compounds for the treatment of skin for a one year period. The one year period shall commence upon receipt by GCI from Xgene of a final written report identifying and describing the assay and providing information sufficient to confirm that the assay has been successfully developed.

                                       VI.
                          RENEWAL, TERM AND TERMINATION

        6.1 The Term of this Agreement shall be as provided in Section 1.5. In the event of expiration of the Agreement due to either the non-achievement of any milestone or expiration of Term, GCI's obligations regarding any unmet milestones shall lapse.

        6.2 Should this Agreement expire due to failure to reach a milestone, the Parties may agree to engage in further good faith negotiations toward a mutually agreeable resolution or continuance of the Research, which resolution may include redefining the direction and/or the scope of the Research.

        6.3 Termination of the Agreement may occur upon the following:

               (a) Upon a material breach of the Agreement by the other Party. In the event that a Party wishes to terminate this Agreement due to a material breach, the terminating Party shall serve a written notice on the other Party thereby allowing the other Party sixty (60) days to remedy such breach. In the event that such breach has not been remedied within the prescribed sixty (60) days, the Agreement shall terminate automatically;

               (b) In the event that either Party becomes subject to Bankruptcy, insolvency, liquidation or similar proceedings, the other Party shall be entitled to terminate this Agreement forthwith.

        6.4 Expiration of Term or termination of this Agreement pursuant to this Article shall not effect the rights of either Party under Articles 4, 5 and 7.

                                      VII.
             CONFIDENTIALITY, TREATMENT OF SAMPLES AND PUBLICATIONS

        7.1 Treatment of Confidential Information

               (a) In order for the Parties to perform the work contemplated hereunder, it may be necessary for each Party to disclose certain proprietary information and/or data which is necessary to achieve the objectives of the Research (the "CONFIDENTIAL INFORMATION").


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

A recipient shall protect the CONFIDENTIAL INFORMATION against unauthorized disclosure using the same degree of care, but no less than a reasonable degree of care, as the recipient uses to protect its own CONFIDENTIAL INFORMATION of a like nature; provided that:

               (b) A recipient shall be obligated to protect only such CONFIDENTIAL INFORMATION disclosed under this Agreement as is: (a) disclosed in tangible form clearly labeled as confidential at the time of disclosure, or (b) disclosed initially in nontangible form identified as confidential at the time of disclosure and, within thirty days following the initial disclosure, summarized and designated as confidential in a written memorandum delivered to the recipient.

               (c) The obligations of non-disclosure do not apply to CONFIDENTIAL INFORMATION disclosed under this Agreement which: (a) was in the recipient's possession before receipt from the discloser as demonstrated by written documentation; or (b) is or becomes a matter of public knowledge through no fault of the recipient; or (c) is rightfully received by the recipient from a third party without a duty of confidentiality; or (d) is disclosed by the discloser to a third party without a duty of confidentiality on the third party; or (e) is independently developed by the recipient as demonstrated by written documentation; or (f) is disclosed under operation of law; or (g) is disclosed by recipient with the discloser's prior written approval. Such "CONFIDENTIAL INFORMATION" may be designated as such by the receiving Party upon notice to the disclosing Party.

               (d) The obligation of non-disclosure shall continue for a period of five (5) years from the Effective Date hereof, regardless of termination of this Agreement.

        7.2 Treatment of Samples

               (a) GCI may supply Xgene with reasonable research quantities of the biological material for use in the Research (Biological Material). Any material, including any cell, vehicles, constructs, vectors, plasmids, protein or other medium incorporating the Biological Material or a component thereof, as well as any material that could not have been made but for the Biological Material, are expressly understood to be part of the Biological Material, together with all documentation and descriptions of the Biological Material.

               (b) Xgene agrees not to supply the Biological Material to other laboratories, nor to any other individual or organization other than employees of the Xgene, and not to use the Biological Material, directly or indirectly, for any commercial purpose without GCI's prior written approval. Any employee of Xgene having access to Biological Material will be previously notified of and agree to be bound by the terms of this Agreement. No employee or third party will be allowed access to the Biological Material unless such employee or third party is bound by an employment, confidentiality or other agreement requiring assignment of all invention, patents and copyrights to Xgene.

               (c) Xgene will not use, directly or indirectly, the biological Material in any research programs other than as contemplated herein without GCI's prior written approval.

               (d) Xgene acknowledges that the Biological Material is the confidential and proprietary property of GCI and agree to take reasonable care necessary to prevent any disclosure, unauthorized use or transfer of the Biological Material, or any information relating to such, to any party who is not bound by this Agreement.

               (e) Xgene will not analyze, attempt to analyze, or have analyzed the composition or formulation of the Biological Material except as specifically provided herein.

               (f) Xgene acknowledges that the Biological Material is experimental in nature and is not for human use. Xgene agrees to handle the Biological Material with appropriate safety precautions. GCI hereby disclaims all express and implied warranties of any kind with respect to the Biological Material. Xgene agrees to hold GCI harmless from any and all liability and/or damages (including costs of defense) resulting from Xgene' use of the Biological Material, including any use in violation of this Agreement.

        7.3 Neither Party will publish any material arising from the Research without prior written approval of the other Party. Such approval shall not be unreasonably withheld but may be subject to a delay of up to (3) months total for assessment of the proposed publication and to enable preparation and filing of appropriate patent application(s). Both Parties will procure that any person involved or interested in the Research will not publish or communicate material arising therefrom without first complying with the provisions of this Section 7.3.

                                      VIII.
                                  MISCELLANEOUS

        8.1 Hold Harmless

               With respect to GCI's rights under Article 5, Xgene shall hold GCI harmless for any activities thereunder which would otherwise infringe Xgene's Background Technology or Background Patent Rights. GCI shall hold Xgene harmless for any and all claims resulting from GCI's use of Xgene technology or products and from the use of any therapeutic or other product developed, sold or licensed by GCI which is developed using Xgene technology or products.

        8.2 Force Majeure

               Each of the Parties hereto shall be excused from performance of its obligations and shall not be liable for damages to the other to the extent that such performance is prevented by circumstances beyond its effective control. Such excuse from performance shall continue so long as the condition responsible for such excuse continues and for a thirty (30) day period thereafter. For purposes of this Agreement, circumstances beyond the effective control of a Party which excuse that Party from performance shall include but shall not be limited to, act of God, act, regulations or laws of any government, injunction or judgment of any court, war, civil commotion, destruction of facility or materials by fire, earthquake, storm or other casualty, labor disturbance, epidemic and failure of public utilities or common carrier.

        8.3 Relationship

               Xgene and GCI are independent contractors. Nothing in this Agreement or the course of dealing of the parties shall be construed to constitute the parties hereto as partners, joint ventures or as agents or distributors for one another, or as authorizing any Party to obligate the other in any manner.


        8.4 Non-Assignment

               This Agreement and the covenants herein contained shall be binding and inure to the benefit of Xgene and GCI hereto and their heirs, assigns, successors and legal representatives. This Agreement shall not be assignable by any Party without the other Parties' prior written consent.

        8.5 Entire Agreement/Amendment

               This Agreement and the attachments hereto constitute and contain the entire agreement of the Parties respecting the subject matter hereof. This Agreement may only be amended by mutual written agreement of the Parties.

        8.6 Warranty of Right and Authority

               Each of the Parties represents and warrants to the other that it has the full right and authority to enter into this Agreement, and that it is not aware of any impediment which would inhibit its ability to perform the terms and conditions imposed on it by this Agreement. Nothing contained herein shall be interpreted as a warranty, express or implied as to the patentability, enforceability or validity of any patent application or patent owned or controlled by either Party.

        8.7 Further Acts and Instruments

               Each Party agrees to execute, acknowledge and deliver such further instruments and do all such other acts as may be necessary or appropriate to effect the purpose and intent of this Agreement.

        8.8 Severability

               In the event any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement or either of the parties hereto to be invalid, illegal or unenforceable, such provision shall be reformed within the jurisdiction of such court or authority to as nearly approximate the intent of the parties as possible, and if the provision is unreformable the parties shall meet to discuss what steps should be taken to remedy the situation; otherwise and elsewhere this Agreement shall not be affected.

        8.9 Captions

               The captions to this Agreement are for convenience only and are to be of no force or effect in construing or interpreting the provisions of this Agreement.


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        8.10 Counterparts

               This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        8.11 Limitation of Liability

               No Party shall be liable to another for indirect, incidental, consequential or special damages, including but not limited to lost profits, arising from or relating to any breach of this Agreement, regardless of any notice of the possibility of such damages. In no event shall either Party be liable for damages relating to lost profits or reasonable royalties or special damages due and payable to a third party on the basis of the other's sale of a product developed hereunder.

        8.12 Publicity

               Either Party's use of the other Party's name or disclosure of the existence or nature of this Agreement or the relationship created thereby to any third party shall be only with the prior written consent of the other Party, which consent will not be unreasonably withheld.

        8.13 Interpretation

               This Agreement has been jointly prepared by the Parties and their respective legal counsel and shall not be strictly construed against either Party.

        8.14 Notices

               Representatives for the receipt of payments, notices, records, reports and other information pursuant to this agreement shall be as follows:

               For GCI:

               Attn:  Legal Department
               Genencor International, Inc.
               925 Page Mill Road
               Palo Alto CA  94304

               For Xgene:

               Xgene Corporation
               863A Mitten Road
               Burlingame, California 94010

        8.15 Controlling Law

               This Agreement shall be governed and construed in accordance with the Laws of the State of New York, excluding any choice of law rules which may direct the application of the law of any other jurisdiction. Questions effecting the construction and effect of any patent rights arising hereunder shall be determined by the laws of the country in which such patent rights have been applied for and/or granted.

        8.16 Negation of Warranties

               Nothing in this Agreement shall be construed as:

               (a) an express or implied warranty or representation by Xgene as to the validity or scope of any Background Technology, Background Patent Rights or proprietary technology of Xgene;

               (b) a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights, and other rights of third parties;

               (c) granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights owned or controlled by Xgene other than those necessary for GCI to exercise its rights under Article 5 and 8.

        8.17 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE RIGHTS OF USE OF A LICENSED PRODUCT OR TECHNOLOGY WILL NOT INFRINGE ANY PATENT, COPYRIGHT OR OTHER RIGHTS OF ANY THIRD PARTIES.

               IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.



GENENCOR INTERNATONAL, INC.                    XGENE CORPORATION

By: /s/ WAYNE H. PITCHER                       By:  /S/ SCOTT MCFARLANE
   ------------------------------                 -----------------------------

Name:  Wayne H. Pitcher                        Name:  Scott McFarlane
     ----------------------------                   ---------------------------

Title:  Senior VP, Technology                  Title:  Chief Financial Officer
      ---------------------------                    --------------------------

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                                   APPENDIX A

                                XGENE CORPORATION
                DETECTION OF POSSIBLE ANTI-VIRAL ACTIVITY AGAINST
                            HUMAN PAPILLOMAVIRUSES IN

                              CULTURE *** FROM ***

SPECIFIC AIMS

            The objective of this project is to ascertain if the culture *** from ***, obtained in large amounts by Genencor, Inc, possess an antiviral activity against human papillomaviruses (HPV), as previously suggested. This contract covers the development of a reliable model system that recapitulates HPV infection in a differentiated skin epithelium, including known effects on differentiation of the epidermis. In the first stage, a mouse animal model will be utilized along the lines of that already developed by the primary investigator, and adapted for recapitulation of normal HPV life cycle. In the second stage, a multi-well in vitro tissue culture assay will be developed for screening of *** fractions that may possess the anti-viral activity. If the anti-viral activity is indeed detected some aspects of the mechanism of its biological activity might be discerned by this research as well. We will identify alterations in the normal viral lifecycle by monitoring epithelial cell differentiation, and thereby localize the anti-viral activity to a specific stage in the interaction of the virus with its host.

BACKGROUND AND SIGNIFICANCE

            Human papillomaviruses infect epidermal cells causing benign neoplasms known as warts. The common wart (verruca vulgaris) is a firm papule with a hyperkeratotic surface that often appears on the hands and fingers. Flat warts are more subtle in appearance, being only slightly raised papules, often appearing in linear arrangement on the hands or face. Plantar warts appear on the plantar aspect of the foot, are covered by a thick callus, and are usually painful. The most serious medical studies on warts have been conducted on venereal warts (condyloma acuminatum) that can appear on the rectum, perineal region, inguinal folds, external genitalia, vagina, and urethra. Their prevalence is quite high, with genital forms of HPV infection being the most common sexually transmitted disease. Approximately 1% of sexually active adults have genital warts, while another 10-20% have latent infections. Of greater concern than the appearance of warts is their connection to carcinoma. HPV infection is a major cause of cervical cancer, and even flat warts have been linked to squamous cell carcinoma. Currently treatment is limited to destructive painful procedures that burn away the tissue in the infected area. Physical methods of treatment, such as cryotherapy with liquid nitrogen, electrodisiccation, surgical excision, and laser therapy are therefore limited to destruction of infected tissue, as are the chemical methods, such as salicylic acid, and podophyllin.(1-2)

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            A serendipitous discovery may have provided us with a new anti-viral to warts. Large scale culturing of *** at Genencor leads to the creation of large volumes of *** as a byproduct of the industrial process, and this *** was noticed to possess an HPV anti-viral activity. Documentation of this observation as fact would lead to a valuable new product for Genencor. Firstly, the initial observation of this activity belongs to Genencor as its sole intellectual property, and secondly Genencor is uniquely positioned to take advantage of this observation since it is the largest producer of the *** and has excellent personnel and facilities for fractionation and purification of the activity.

            What has been missing is a biological assay to evaluate the *** and partially purified fractions. This contract provides the missing assay by funding a well known research dermatologist from Stanford in their new corporate structure, Xgene Corporation. The problem with the assay stems from the present state of the models used for studying HPV infection. Following infection of basal cells, HPV episomes are maintained at 20-50 copies per cell, and it is not until non-dividing daughter cells begin to migrate to the terminally differentiated layers that late gene expression is induced. It is unlikely that anti-viral activity could be assessed without inducing at least some of the normal differentiation program of epithelial cells, where the viral lifecycle progresses towards production of new viral particles. The epithelial cell of the skin is the keratinocyte, and normal human keratinocytes (NHK) are the natural host for HPV. Currently, cultures of keratinocytes cannot be brought to differentiation unless grown in raft cultures, a cumbersome technique where keratinocytes are grown on top of a dermal layer and the whole construct is raised to an air-liquid interface to induce the differentiation of the keratinocytes.(3)

            This contract with Xgene Corporation is to provide Genencor, Inc. with a biological assay to assess anti-viral activity. Xgene is uniquely positioned to provide workable assays for HPV anti-viral activity since it has an intellectual property position on technology to recapitulate the normal differentiation pattern of keratinocytes in a reconstituted human skin model. While in the Dermatology Department at Stanford University, Dr. Hoeffler and his laboratory developed a unique method for reconstituting full-thickness human skin that allows for normal differentiation of the epidermis (patent pending(4)). Importantly, tissue cultured cells are used in these reconstitutions, thus offering the unique opportunity to go from separated tissue culture cell populations back to a reconstituted organ, a unique feat in organotypic modeling of skin. The plan is to use keratinocyte cell lines that maintain the HPV episome in these skin reconstitutions, thus providing a uniformly HPV infected skin on which to assay for anti-viral activity.

RESEARCH DESIGN AND METHODS

            Phase I The novel skin reconstitution system is termed a CSSE (cell sorted skin equivalent), and has been proven to provide a full-thickness skin that maintains many of the aspects of normal skin, including a normal differentiation pattern of the epithelium. In the first phase we will set up the CSSE grown on the backs of severe immunocompromised mice (SCDDs) because this is the system that is currently available for achieving normal keratinocyte differentiation in the epidermis. SCIDs have been noted to have nearly double the success rate of nude mice for the grafting of endogenously infected skin tissue.(5) A mixed cell slurry containing approximately ***, and an approximately equal number of keratinocytes is placed into a silicone chamber (CRD chamber, Renner) implanted directly on mouse muscle fascia. After 1 week the upper part of the chamber is removed to allow drying of the wound and exposure to an air interface, a crucial step in triggering full epidermal differentiation.

            We will utilize keratinocyte cell lines that already have incorporated the HPV viral episome, making the reconstituted skin more uniformly infected with BPV than might be achieved by direct infection. Another advantage is that we do not need to handle live BPV virus, which is notoriously difficult to grow, prepare, and maintain. Examples of epithelial cell lines we could use are *** and ***, which maintain episomal HPV-31 and HPV-16, respectively. Both HPV types are associated with the anogenital region, and we need to determine if the CSSE will accurately reconstitute with these epithelial cell lines. If not, the reconstitutions will be conducted with similar keratinocyte cell lines derived from common skin warts. These reconstitutions are likely to be successful because results from keratinocytes immortalized with HPV E6-E7 genes do reconstitute in the CSSE model. Somewhat similar methods have also been successful that did not have the advantage of normal epidermal differentiation, for example HPV 11 infected foreskin keratinocytes implanted in renal capsules of athymic mice (9,10). In our experiments, biopsies will be taken, thin sectioned and stained with hematoxylin/eosin, then immunostained using antibody reagents to a variety of skin differentiation markers, including ***.

            Importantly, it has been shown that keratin 10 expression is delayed in HPV infected skin, and is a consistent feature of the abnormal differentiation in warts.(11) This offers the opportunity to further simplify our assay for HPV infection in a second phase of the contract, but these observations must first be reproduced in the CSSE model on SCIDs in order to verify the use of persistently HPV infected epithelial cells for reconstitutions. Using uninfected keratinocytes, we have consistently found that keratin 10 staining in the CSSE is present in the entire differentiated epidermis, and specifically excludes the basal keratinocyte layer alone, which expresses keratin 5 and 14 instead. If keratin 10 expression is delayed during HPV infection then there should be several cell layers above the basal layer that will remain negative for keratin 10 expression. Perhaps the entire spinous layer will remain negative, and only the granular layers will stain with the keratin 10 antibody. If we can verify this result in the CSSE on SCIDs, we can then attempt to extend this result to an in vitro tissue culture assay.

            The benchmarks for the phase I study are (1) establishing the usefulness of persistently HPV-infected epithelial cells to provide an active HPV infection in a reconstituted skin model, (2) establishing a panel of immuno-reagents to be used in the characterization of the HPV infected skin, and showing the expected effects of HPV infection on keratinocyte cell differentiation (3) providing an initial test for determining if the *** has a HPV anti-viral activity. Phase I should only be used to test the crude *** since multiple animal tests would greatly increase the cost of this phase of the study. In order to keep down costs, and improve the efficiency of the anti-HPV viral assay and to make it practical for screening multiple column fractions, a second phase is proposed.

Thus purification and characterization of the HPV anti-viral activity can be conducted during the second phase methodology.

            Phase II The objective is to provide an in vitro tissue culture method for screening the HPV anti-viral activity contained in *** and in fractions. Although a single source for the anti-viral activity has been identified (***), optimizations are likely necessary to optimize that source. Variables created by culture conditions, including nutrients, growth period, batch size etc. should be tested to guarantee reproducibility and optimize activity. Likewise, storage conditions and fractionation procedures can be quite varied and will likely create numerous fractions to test.

            We envision 96 well tissue culture trays containing an in vitro version of the CSSE created using chronically infected epithelial cell lines ***, or others.(12, 13) Spontaneous cell sorting of fibroblasts and epithelial cells will create a dermal/epidermal junction that contains the cell surface markers required to signal the epidermal cells to be basal in character, ie., have the characteristics of basal keratinocytes along the basement membrane zone
(BMZ). Any epidermal layers above this will consist of transit amplifying cells that will express differentiation markers. An air-liquid interface is required for full keratinocyte differentiation, but may not be required for an assay of antiviral activity. Fewer cells will be used in the tissue culture well than in the chambers used on the animals and so only 2 or 3 keratinocyte layers will be present above the fibroblast layer. This is done so that scoring the assay can be read on the plates from above for positive or negative staining, rather than requiring thin sectioning of reconstituted tissue. In the CSSE in situ we found that only the basal layer keratinocytes express K5 and K14, and even the keratinocytes just above them have turned these genes off, and are now expressing K1 and K10. This pattern should reproduce in vitro, and would allow us to develop a rapid screening method. As noted previously, K10 expression is delayed in HPV infected epithelial cells. Immunostaining for K10 could be used as at least part of the assay for antiviral activity; active HPV infection will give a negative staining for K10, but inhibition of HPV infection by the anti-viral activity will yield positive K10 staining. Additionally, proliferating cell nuclear antigen (PCNA) is normally confined to the dividing cells of the basal layer, but positive staining for PCNA is found in the upper layers of benign warts.(14) Inhibition of HPV infection by the antiviral activity would yield negative PCNA staining in upper keratinocyte layers. These assays, in conjunction with direct staining for HPV viral proteins, may provide an accurate measure of anti-viral activity. Antibody reagents have been developed by others for the HPV L1 protein and for E1-E4 (the fusion protein of the El and E4 regions that are also late gene products, and were mislabeled E-regions rather than L, or late regions).

            The benchmarks for the phase II study are (1) demonstrating that the persistently HPV-infected epithelial cells can be used to reconstitute skin in vitro in a variation of the CSSE reconstituted skin model, (2) determining which immuno-reagents will be used to score for HPV infected skin in this model, and
(3) showing that the assay positive fractions correlate with their performance in the animal model.

            Phase III High through-put screening in vitro for fractions that have anti-viral activity. This phase is separate because it offers the greatest price flexibility, dependent upon the number of fractions to be screened. Once a reproducibly active preparation can be made, the fraction should be retested in the Phase I style animal model to fully characterize effects of the anti-viral on normal keratinocyte differentiation.

BUDGET

            Phase I $50,000 to conduct the CSSE animal model experiments using the persistently infected cell lines. Included in the cost is the use of 3 SCID mice at the end of the study, proven successful to do a preliminary test on the
***.

            Phase II *** to reduce the animal model assay to a 96 well tissue culture assay for rapid screening of anti-viral activity. Costs are incurred to create a practical screening method for productive HPV infection. Since current methodology does not establish good precedents, a new method must be developed. Multiple trials of culture conditions are anticipated increasing the cost above that needed to do the first phase.

            Phase III Charge per assay cost set at *** per tissue culture assay well. A 96 well assay will cost *** to set up and score for activity. Any SCID mouse assays still needed will cost *** per mouse including administration of the test fraction, biopsy, and thin sectioning. Hematoxylin/eosin staining and staining with antibody reagents are *** each for approximately 6 thin sections each. This cost structure guaranteed for the first year only.

            Xgene Corporation makes no future claim to ownership of the *** anti-viral activity, and no royalty or license is requested. Genencor, Inc. makes no future claim to the in vitro CSSE skin model or to its use for modeling HPV infection.

REFERENCES

            1. Lookingbill, D.P., Marks, J.G. (eds): Principles of Dermatology. 2nd Ed. Philadelphia, W.B. Saunders, 1992, pp. 66-72.

            2. Cobb, M.W. Human papillomavirus infection. (1990) J.Am. Acad. Dermatol. 20, 547-566.

            3. Meyers, C., Frattini, M.G., Hudson, J.B., and Laimins, L.A.
(1992) Biosynthesis of human papilomavirus from a continuous cell line dependent upon epithelial differentiation. Science 257, 971-973.

            4. Nelson, C., Wang, C.K., Hoeffler, W.K. Skin equivalent and methods of forming and using same. U.S. Patent Application.

            5. Sexton, C.J. Williams, A.T., Topley, P., Shaw, R.J., Lovegrove, C., Leigh, I., and Staples, J.N. (1995) Development and characterization of a novel xenograft model permissive for human papillomavirus DNA amplification and late gene expression. J. Gen. Virol. 76, 3107-3112.

            6. Bedell, M.A., Hudson, J., Golub, T., Turyk, M., Hosken, M., Wilbank, G., and Laimains, L.A. (1991) Amplification of human papillomavirus genomes in vitro is dependent upon epithelial differentiation. J. Virol. 65, 2254-2260.

            7. Frattini, M.A., Lim, H.B., and Laimins, L.A. (1996) In vitro synthesis of oncogenic human papillomaviruses requires episomal genomes for differentiation-dependent late expression. Proc. Natl. Acad. Sci.93, 3062-3067.

            8. Stanley, M.A., Browne, H.M., Appleby, M., and Minson, A. (1989) Properties of a non-tumorigenic human keratinocyte cell line. Internatl. J. of Cancer 43, 672-676.

            9. Kreider, J.W., Howlett, M.K., Lill, N.L., Bartlett, G.L., Zaino, RJ, Sedlacek, T.V., and Mortel, R. (1986) In vivo transformation of human skin with human papillomavirus type II from condylomata acuminata. J,Virol. 59, 369-376.

            10. Kreider, J.W., Howlett, M.K., Leure-Dupree, A.E., Zaino, R.J., and Weber, J.A. (1987) Laboratory production in vivo of infectious human papilloma type 11. J.Virol. 61, 590-593.

            11. Proby, C.M., Churchill, L., Purkis, P., Glover, M., Sexton, C., and Leigh, I.M. (1993) Keratin 17 expression as a marker for epithelial transformation in viral warts. American J. Path. 143, 1667-1678.

            12. Braun, L., Mikumo, R., Mark, H., and Lauchlan, S. (1993) Analysis of the growth properties and physical state of the human papillomavirus type 16 genome in cell lines derived from primary cervical tumors. Am. J. Pathol. 143, 832-844.

            13. Sterling, J., Stanley, M., Gatward, G., and Minson, T. (1990) Production of human papillomavirus type 16 virions in a keratinocyte cell line.
J. Virol. 177, 415-417.

            14. Pennys, N.S., Bogaert, M., Serfling, U., and Sisto, M. (1992) PCNA expression in cutaneous keratinous neoplasia and verucca vulgaris. American
J. Path. 141, 139-142.

December 9, 1999

                                                             VIA FEDERAL EXPRESS
Warren Hoeffler
XGENE CORPORATION
P.O. Box 1310
2028 Howard Avenue
San Carlos, CA 94070

Dear Mr. Hoeffler:

Thank you for meeting with us on November 1 to review progress in our collaboration, including the results of your Phase I efforts. The ability to reconstitute the *** model with persistently infected HPV cells is an encouraging step towards developing an *** screening system.

As you are aware, the Collaboration Agreement provides for payment of Milestone 1 upon development of an *** assay useful for the development and testing of products having activity against human papilloma virus. Phase I of the research plan attached to the Collaboration Agreement roughly corresponds to Milestone 1 and provides that work will be done which:

        (1) establishes the usefulness of persistently HPV-infected epithelial cells to provide an active HPV infection in a reconstituted skin model,
        (2) establishes a panel of immuno-reagents to be used in the characterization of the HPV infected skin, and showing the expected effects of HPV infection on keratinocyte cell differentiation, and (3) provides an initial test for determining if the *** has a HPV anti-viral activity.

The HPV-infected cell line, HUC18, showed the ability to reconstitute the CSSE model comparably to the control cell line as demonstrated by histological analysis corresponding to point (1) of Phase I. However, work was not completed with respect to points (2) and (3) of Phase I. Specifically, although reconstituted HUC18 skin patches expressed E2 viral protein, this particular staining reagent did not distinguish the HUC18 reconstituted cells from those of the control cell line as a measure of viral infection. In addition, initial tests of the crude *** on HUC18 reconstituted skin suggests that the material is selectively cytotoxic for virally infected vs. control skin and these results were supported by preliminary toxicity tests of *** on in vitro cultured cells. However, these test results require further analysis and validation.

Despite Xgene not having completed the testing requires for Milestone 1 under the Collaboration Agreement, Genencor has agreed to make the payment regarding Milestone 1. This payment was made to Xgene on November 10, 1999. In consideration for Genencor making early payment on Milestone 1, you have agreed that the results not met yet with respect to Milestone 1 will be incorporated into the requirements for Milestone 2. Specifically, Xgene will provide results in two areas to validate the interpretation of the phase I experiments: (1) a primary keratinocyte line will be included in the CSSE model as an appropriate control for distinguishing viral gene expression, or another antibody will be identified that distinguishes HPV-infected skin cells from virally-transformed "control" cells, and (2) the application of *** on HUC-18 reconstituted skin in the CSSE model will be repeated using appropriate control mice and time points.

All other conditions of the contract and the Milestones will remain in effect. Thus, Xgene's achievement of Milestone 2 will continue to include the primary objectives of Phase II, i.e., providing an in vitro tissue culture method for screening the HPC anti-viral activity contained in *** and fractions.

December 9, 1999
Page 2


Please provide your acknowledgement by signing below and returning the executed copy to us.

Sincerely yours,

/s/ MICHAEL V. ARBIGE

Michael V. Arbige, Ph.D.
Senior Vice President, Technology

MVB/CLS/klg
Encl.


By:     /s/ WARREN HOEFFLER
    ---------------------------
       Warren Hoeffler
       XGENE CORPORATION


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